Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
APRIL 13, 2010

INVESTOR CONTACTS: JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	MEDIA CONTACT: JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION RECOGNIZED AT THE
2010 IR GLOBAL RANKINGS AWARDS CEREMONY

OKLAHOMA CITY, OKLAHOMA, APRIL 13, 2010 – Chesapeake Energy (NYSE:CHK) was recognized for the Best Investor Relations Program in North America by Investors’ Choice at the 2010 Global IR Rankings Awards Ceremony held in New York last week.  Additionally, Jeffrey L. Mobley, Chesapeake’s Senior Vice President of Investor Relations and Research, was selected as the Best Investor Relations Officer in North America by Investors’ Choice.

The IR Global Rankings is a comprehensive ranking system for investor relations websites, online annual reports, corporate governance practices and financial disclosure procedures.
The ranking is based on extensive proprietary research of publicly traded companies and investors through a transparent methodology created by MZ Consult (www.mz-ir.com) and supported by input from independent audit, corporate governance and legal experts.  The annual IR Global Rankings have been awarded since 1999.  Further information is available at www.irglobalrankings.com.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, "We are truly honored by this recognition and congratulate Jeff for the individual accolade.  This latest award comes just two weeks after IR Magazine recognized Chesapeake for Best Investor Relations in the Energy Sector and for Best Investor Relations Website. We work hard to provide excellent disclosure and significant personal contact with the investment community, and I am pleased that our efforts have been so publicly recognized in the past few weeks.”

Chesapeake Energy Corporation is the second-largest producer of natural gas and most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering, acquiring and developing unconventional and conventional natural gas and oil onshore in the U.S. Chesapeake assets include the Big 6 shale plays: the Barnett, Fayetteville, Haynesville, Marcellus, Bossier and Eagle Ford, and substantial operations in the Granite Wash and various other plays in the Mid-Continent, as well as the Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, East Texas and Powder River Basin regions of the U.S.  Further information is available at www.chk.com.